Exhibit 99.1

TELA Bio Announces U.S. Commercial Launch of NIVISTM Fibrillar Collagen Pack, The Natural Restoration Solution to Support Healing of Surgical Wounds

Company grows product portfolio, expanding product offerings to optimize soft tissue preservation and restoration

MALVERN, PA January 9, 2023 – TELA Bio, Inc. (NASDAQ: TELA), a commercial-stage medical technology company focused on providing innovative technologies that optimize clinical outcomes by prioritizing the preservation and restoration of the patient’s own anatomy, today announced the commercial launch of its NIVIS Fibrillar Collagen Pack.

NIVIS Fibrillar Collagen Pack is an absorbent matrix of Type I and Type III bovine collagen designed to manage moderately to heavily exudating wounds and to control minor bleeding. Type I and Type III collagen closely resemble the native collagen of a patient and have been shown to stimulate cellular activity and contribute to new tissue development. Specifically, Type III collagen helps control wound contraction and the amount of scar deposition during wound healing. NIVIS is provided in particulate form allowing it to be molded and packed into wounds facilitating contact with host tissue.

“Surgical wound management can be a source of concern, especially in patients considered higher risk for complications,” said Dr. Michael Sawyer, General Surgeon at Comanche County Memorial Hospital. “While there are various options to treat these patients, I’m encouraged by both the handling and initial clinical utility I’ve experienced with NIVIS.”

In April 2022, TELA Bio entered an exclusive development and distribution partnership for Collagen Matrix, Inc.’s proprietary fibrillar collagen pack in the USA. NIVIS Fibrillar Collagen Pack builds on TELA Bio’s soft-tissue preservation and restoration mission which prioritizes leveraging the patient’s natural healing response.

“The commercial launch of NIVIS is a meaningful step forward in our commitment to provide a suite of effective soft tissue repair solutions for our growing customer base in general, and plastics and reconstructive surgery,” said Antony Koblish, President and CEO of TELA Bio. “NIVIS is a high-quality product that complements our OviTex® portfolio perfectly and provides a new vehicle of growth for the company.”

About TELA Bio, Inc.

TELA Bio, Inc. (NASDAQ: TELA) is a commercial-stage medical technology company focused on providing innovative technologies that optimize clinical outcomes by prioritizing the preservation and restoration of the patient’s own anatomy. The Company is committed to providing surgeons with advanced, economically effective soft-tissue reconstruction solutions that leverage the patient’s natural healing response while minimizing long-term exposure to permanent synthetic materials. For more information, visit www.telabio.com.

About NIVIS™ Fibrillar Collagen Pack

NIVIS Fibrillar Collagen Pack is indicated for the management of moderately to heavily exudating wounds and to control minor bleeding. NIVIS Fibrillar Collagen Pack may be used for the management of exudating wounds such as pressure ulcers, venous stasis ulcers, diabetic ulcers, acute wounds, for example trauma and surgical wounds, and partial-thickness burns. Do not use NIVIS in patients known to be sensitive to materials of Bovine (cow) origin. Use of NIVIS in this patient population may result in an allergic or immunological reaction. Some reactions such as transitory pain, bleeding, blistering, swelling and redness have been reported in isolated cases using a similar product. For additional important safety information, please see the NIVIS Instructions for Use.

About Collagen Matrix, Inc.

Collagen Matrix, Inc. is a developer and manufacturer of collagen-based medical products used for tissue and bone repair and regeneration. Founded in 1997, Collagen Matrix is headquartered in Oakland, New Jersey and develops proprietary products that are sold to OEM customers on either a contract or private label basis across orthopedic, sports medicine, dental, ear, nose and throat, advanced wound, and neurosurgery end markets. The company also offers partnership opportunities including distribution, contract product development, and contract manufacturing services. For more information, please visit www.collagenmatrix.com.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA's management, including with respect to the commercial launch of NIVIS. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements. These risks and uncertainties are described more fully in the "Risk Factors" section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Investor Contact

Greg Chodaczek

347-620-7010

ir@telabio.com

Media Contact

Alyson Kuritz

908-892-7149

alyson@0to5.com